Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2013 Financial Results
and Provides Quarterly Update

•                  Trastuzumab emtansine (T-DM1) marketing applications are under review in the US and Europe; US application has priority review status with a PDUFA date of February 26, 2013.

•                  In 2013, ImmunoGen expects to report clinical findings with its three lead wholly owned compounds and to advance its fourth compound, IMGN289, into clinical testing.

•                  Clinical findings also are expected to be reported for multiple partner compounds, with next compound on track to advance into pivotal testing in 2013.

WALTHAM, MA, January 25, 2013 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops anticancer products using its Targeted Antibody Payload (TAP) technology and antibody expertise, today reported financial results for the three-month period ended December 31, 2012 — the second quarter of the Company’s 2013 fiscal year — and provided an update on the Company.

“We expect 2013 to be a very important year for ImmunoGen,” commented Daniel Junius, President and CEO. “Roche is anticipating the approval of T-DM1 in the US early this year followed by approval in Europe later in 2013. We believe the launch of T-DM1 will be momentous for appropriate patients, their families, and their physicians. It will also mark the start of ImmunoGen earning what we believe will be a significant royalty stream.”

Mr. Junius continued, “We also believe that, in 2013, ImmunoGen’s progress on our proprietary pipeline will become more apparent. Over the course of the year, we expect to report clinical findings for our three lead TAP compounds and to advance our fourth, IMGN289, into clinical testing. We believe each of these compounds has the potential to be transformative to the treatment of its targeted cancer and we’ve designed development programs to advance each compound through proof of concept as promptly as possible.”

Product Pipeline Update

•                  Lead compound with ImmunoGen’s TAP technology, T-DM1, is in global development by

ImmunoGen, Inc. Reports Second Quarter FY 2013 Financial Results

Roche:

•                  The T-DM1 marketing applications for treatment of people with HER2+, unresectable locally advanced or metastatic breast cancer who have received prior treatment with Herceptin® (trastuzumab) and a taxane are under review in the US and Europe. Roche has noted that the US submission has been granted priority review status by the FDA with a PDUFA goal date of February 26, 2013. Roche also expects European approval of T-DM1 in 2013.

•                  Roche expects to report data from its Ph III trial, MARIANNE, evaluating T-DM1 for first-line treatment of HER+ metastatic breast cancer in early 2014 and to apply for marketing approval for this use in 2014.

•                  Roche intends to initiate registration trials in 2013 evaluating T-DM1 in three early stage HER2+ breast cancer settings — adjuvant, neoadjuvant, and residual invasive disease.

•                  Roche is currently evaluating T-DM1 for the treatment of advanced HER2+ gastric cancer and expects to submit for approval for this use in 2015.

•            IMGN901, wholly owned ImmunoGen TAP compound for CD56+ cancers:

•                  Small-cell lung cancer (SCLC) — The Company remains on track to have the data readout from the first stage of its Simon two-stage NORTH Phase II trial in the second half of 2013 — a readout designed to inform certain development decisions to be made by the Company. ImmunoGen expects to complete patient enrollment for the full trial in 2013, which would enable these findings to be reported in 2014. NORTH evaluates IMGN901 for the first-line treatment of SCLC used in combination with etoposide/carboplatin.

•                  Multiple myeloma — IMGN901 showed activity in both Revlimid® (lenalidomide)-naïve and -refractory disease in a Phase I trial assessing it used in combination with Revlimid and dexamethasone presented at the ASH annual meeting in December.

•            IMGN853, ImmunoGen TAP compound for folate receptor α (FOL)-overexpressing tumors:

•                  The Company expects the first clinical data with this TAP compound to be reported at a medical conference in mid-2013.

•                  IMGN853 is a potential treatment for prevalent types of ovarian and non-small cell lung cancers, as well as for other FOL+ solid tumors.

•            IMGN529, ImmunoGen TAP compound for CD37+ hematological malignancies:

•                  IMGN529 is in Phase I testing for the treatment of non-Hodgkin’s lymphoma, and the Company expects the first clinical data to be reported at a medical conference in late 2013.

•                  IMGN529 employs ImmunoGen’s TAP technology with an antibody that also has anticancer properties.

•            IMGN289, ImmunoGen TAP compound for EGFR-overexpressing solid tumors:

•                  IMGN289 is expected to be the next wholly owned ImmunoGen compound to advance into clinical testing. The Company expects to submit its IND in mid-2013 and to begin clinical testing in 2H 2013.

•                  ImmunoGen expects to present data on the preclinical efficacy and tolerability of IMGN289 at a scientific meeting in 2Q 2013.

ImmunoGen, Inc. Reports Second Quarter FY 2013 Financial Results

•            In addition to T-DM1, seven other compounds are in clinical testing through ImmunoGen’s partnerships:

•                  Clinical data are expected to be reported with a number of these compounds in 2013.

•                  A partner compound is projected to advance into pivotal testing in 2013.

Financial Results and Guidance

ImmunoGen reported a net loss of $24.4 million, or $0.29 per basic and diluted share, for the quarter ending December 31, 2012 (2Q FY2013), as compared to a net loss of $12.8 million, or $0.17 per basic and diluted share, for the same quarter of the last year (2Q FY2012).

Revenues for 2Q FY2013 were $2.6 million. This compares to $7.6 million for 2Q FY2012, which included $5.0 million in milestone payments not repeated in 2Q FY2013. Revenues in 2Q FY2013 comprise $2.0 million of research and development support fees, $0.4 million of license and milestone fees, and $0.1 million of clinical material reimbursement, compared to $0.9 million, $6.0 million, and $0.6 million, respectively, for the same quarter last year.

Operating expenses for 2Q FY2013 were $27.1 million, compared to $20.4 million in the same quarter last year. Operating expenses in 2Q FY2013 include research and development expenses of $21.7 million, compared to $15.6 million in 2Q FY2012. This increase is primarily due to greater investment by the Company to aggressively advance its wholly owned product candidates, and includes increased costs for third-party production of antibody for use in clinical materials, increased clinical trial costs, and increased personnel expenses. Operating expenses also include general and administrative expenses of $5.5 million in 2Q FY2013, compared to $4.8 million in 2Q FY2012. This increase is primarily due to increased patent expenses and recruitment costs.

ImmunoGen had approximately $211.0 million in cash and cash equivalents as of December 31, 2012 and no debt. Cash used in operations was $42.7 million in the first six months of FY2013, compared with $24.0 million in the same period in FY2012. Capital expenditures were $2.0 million and $0.8 million for the first six months of FY2013 and FY2012, respectively.

ImmunoGen’s financial guidance remains unchanged from that issued in October 2012. ImmunoGen expects its net loss for its fiscal year ending June 30, 2013 to be between $70 million to $74 million, its net cash used in operations to be between $78 million to $82 million, and its capital expenditures to be between $4 million to $5 million. Cash and cash equivalents at June 30, 2013 are anticipated to be between $172 million to $176 million.

“The expected approval and launch of T-DM1 will be an important milestone in ImmunoGen’s history,” commented Gregory Perry, Executive Vice President and CFO. “As sales develop, this compound should provide significant royalties that will help fund the advancement of our wholly owned product candidates.”

ImmunoGen, Inc. Reports Second Quarter FY 2013 Financial Results

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0721. Passcode is 8098402. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through February 8, 2013.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its TAP technology together with the Company’s expertise in monoclonal antibodies and tumor biology. A TAP compound uses a tumor-targeting monoclonal antibody to deliver one of ImmunoGen’s purpose-developed cancer-killing agents specifically to tumor cells. Ten TAP compounds are now in clinical testing, of which three are wholly owned by the Company. Marketing applications for trastuzumab emtansine (T-DM1), the most advanced compound using ImmunoGen’s TAP technology, are under review in the US and Europe. Roche is developing this compound globally under an agreement between ImmunoGen and Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Herceptin® is a registered trademark of Genentech. Revlimid® is a registered trademark of Celegene Corporation.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2013 fiscal year; its cash and marketable securities as of June 30, 2013; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Second Quarter FY 2013 Financial Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2012	2012
ASSETS

Cash and cash equivalents	$211,021	$160,938
Other assets	19,816	19,370

Total assets	$230,837	$180,308

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$14,628	$16,254
Long-term portion of deferred revenue and other long-term liabilities	80,214	80,164
Shareholders’ equity	135,995	83,890

Total liabilities and shareholders’ equity	$230,837	$180,308

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

Revenues:
Research and development support	$2,036	$945	$3,413	$2,013
License and milestone fees	429	6,025	1,362	7,212
Clinical materials reimbursement	147	647	1,928	928

Total revenues	2,612	7,617	6,703	10,153

Expenses:
Research and development	21,656	15,559	45,356	32,720
General and administrative	5,464	4,834	11,103	9,675

Total operating expenses	27,120	20,393	56,459	42,395

Loss from operations	(24,508)	(12,776)	(49,756)	(32,242)

Other income, net	115	23	171	6

Net loss	$(24,393)	$(12,753)	$(49,585)	$(32,236)

Net loss per common share, basic and diluted	$(0.29)	$(0.17)	$(0.59)	$(0.42)

Weighted average common shares outstanding, basic and diluted	84,147	76,523	83,748	76,443